As filed with the Securities and Exchange Commission on May 23, 2002
                                                 Registration No. 333-85918
===============================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549



                             Amendment No. 1 to
                                  Form S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ------------------------
                              Niku Corporation
           (Exact name of Registrant as specified in its charter)


                                  Delaware
       (State or other jurisdiction of incorporation or organization)

                                 77-0473454
                    (I.R.S. Employer Identification No.)
                         --------------------------

                             350 Convention Way
                       Redwood City, California 94063
                               (650) 298-4600
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Farzad Dibachi
                          Chief Executive Officer
                              Niku Corporation
                             350 Convention Way
                       Redwood City, California 94063
                               (650) 298-4600
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
        -----------------------------------------------------------

                                  Copy to:

                           Gregory C. Smith, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                     525 University Avenue, Suite 1100
                        Palo Alto, California 94301



         Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|





                                                     ------------------------

                                                 CALCULATION OF REGISTRATION FEE


--------------------------------------- ---------------------- --------------- ---------------- --------------------
                                                                  Proposed        Proposed
                                                                  Maximum          Maximum
                                                                  Offering        Aggregate
 Title of Each Class of Securities to       Amount to be         Price Per     Offering Price        Amount of
            be Registered                    Registered            Share                         Registration Fee
--------------------------------------- ---------------------- --------------- ---------------- --------------------
Common Stock, $0.0001 par value per      400,000 shares (1)      $1.81 (2)      $724,000              $67 (1)
share

         (1) All of the shares registered hereby are registered for the accounts of the selling stockholders. See "Selling Stockholders." None of the shares registered hereby will be offered for sale by Niku Corporation. The registration fee was paid in connection with the original filing of this registration statement.


         (2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Registrant's common stock, as reported by the Nasdaq National Market on April 8, 2002.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.





[flag]


The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



SUBJECT TO COMPLETION, DATED MAY 23, 2002


PROSPECTUS

                              NIKU CORPORATION

                           400,000 COMMON SHARES


         This prospectus relates to 400,000 shares of the common stock of Niku Corporation, which the selling stockholders may sell from time to time. None of the shares covered hereby will be sold by Niku Corporation.


         Our common shares are traded on the Nasdaq under the symbol "NIKU". On May 22, 2002, the closing sale price per share, as reported by the Nasdaq, was $0.77.


         You should consider carefully the risk factors beginning on page 5 of this prospectus before making a decision to purchase our stock.

         Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.





              The date of this Prospectus is __________, 2002.




                             TABLE OF CONTENTS


                                 Prospectus
                                                                         Page
                                                                         ----
FORWARD LOOKING STATEMENTS.................................................3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................3
SUMMARY....................................................................4
RISK FACTORS...............................................................5
USE OF PROCEEDS...........................................................12
SELLING STOCKHOLDERS......................................................13
PLAN OF DISTRIBUTION......................................................14
VALIDITY OF SHARES........................................................16
EXPERTS...................................................................16
AVAILABLE INFORMATION.....................................................16





                         FORWARD LOOKING STATEMENTS

         This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including those identified by the words "believes," "expects" and similar expressions. These forward-looking statements include, among others, statements regarding:


                  o the trends we see in our business and the markets in which we operate;

                  o        the features, functionality and market
                           acceptance of our products; and

                  o our expectations for our future operating results and cash flows.


         These statements are subject to risks and uncertainties, including those set forth in the Risk Factors section, and actual results could differ materially from those expressed or implied in these statements. All forward-looking statements included in this prospectus are made as of the date hereof. We assume no obligation to update any such forward-looking statement or reason why actual results might differ except as required by the Securities Exchange Act of 1934, as amended.

             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. All filings by us pursuant to the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement and prior to effectiveness of the registration statement, shall be deemed to be incorporated by reference into this prospectus. The documents we incorporate by reference into this prospectus are:

                  (a) Our Annual Report on Form 10-K for the fiscal year ended January 26, 2002; and

                  (b) Our Registration Statement on Form 8-A filed January 6, 2000.


         We will furnish to you without charge upon your request a copy of any of the documents incorporated in this prospectus and any statement in, or incorporated in, this prospectus by reference, other than the exhibits to those documents unless those exhibits are specifically incorporated by reference. For a copy of the documents you should contact Niku Corporation, 350 Convention Way, Redwood City, CA 94063 (telephone number (650) 298-4600)), Attention: Investor Relations.




                                  SUMMARY


      We provide application software for service organizations in large enterprises. These service organizations include the information technology, consulting, and research and development groups as well as other organizations rendering services for the enterprise. Our software enables customers to reduce costs and increase productivity in their service organizations and gain visibility and control over strategic initiatives. Our software achieves these results by allowing users to collaborate, allocate resources, manage initiatives, account for activities and capture and reuse knowledge using one integrated system.

      We commenced operations in 1998 and are headquartered in Redwood City, California. We conduct operations worldwide directly and through our wholly-owned subsidiaries. Unless otherwise specified, references to "Niku," "we," "our," "us," or the Company are references to Niku and its consolidated subsidiaries. We operate in one industry segment: software.



                                RISK FACTORS

         You should carefully consider the following risk factors before purchasing our common stock. The risks and uncertainties described below are not the only ones we face.



DUE TO OUR LIMITED OPERATING HISTORY, IT IS DIFFICULT TO PREDICT OUR FUTURE OPERATING RESULTS.


         We were incorporated in January 1998 and began licensing our software in December 1998. Due to our limited operating history, it is difficult or impossible for us to predict our future operating results. We cannot forecast operating results based on our historical results because our operating history is limited and our business is changing rapidly. For example, in fiscal 2002, we introduced a major new release of our software and implemented a restructuring program. In particular, we have limited visibility into our future revenue. Since we forecast our expenses based in part on future revenue projections, our operating results would be adversely affected if we cannot meet those revenue projections.

WE HAVE INCURRED LOSSES THROUGHOUT OUR OPERATING HISTORY, AND WE MAY INCUR LOSSES IN THE FUTURE.

         We have experienced operating losses in each quarterly and annual period since we were formed, and we may incur losses in the future. We had an accumulated deficit of $461.9 million as of January 31, 2002 and we had net losses of $291.5 million in the year ended January 31, 2002.

         We will need to increase our revenue to achieve and maintain profitability. Our revenue in the fourth quarter of fiscal 2002 increased from our revenue in the third quarter of fiscal 2002 but decreased from the fourth quarter of fiscal 2001. Our license revenue also increased in the fourth quarter of fiscal 2002 relative to the third quarter of fiscal 2002 but decreased from the fourth quarter of fiscal 2001. In the first quarter of fiscal 2003, our revenue and our license revenue decreased relative to both the fourth quarter of fiscal 2002 and the first quarter of fiscal 2002. We cannot assure you of any future revenue growth and our revenue could decline. Our failure to increase our revenue would seriously harm our business and operating results, and would among other things, require a continued depletion of our limited cash resources to fund operating losses.


OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND IF OUR FUTURE RESULTS ARE BELOW THE EXPECTATIONS OF INVESTORS, THE PRICE OF OUR COMMON STOCK WOULD LIKELY DECLINE.


         Our operating results have in the past and could in the future vary significantly from quarter to quarter. Our quarterly operating results are likely to be particularly affected by the number of customers licensing our products during any quarter and the size of such licensing transactions. Other factors that could affect our quarterly operating results include:

                  o our ability to attract new customers and retain and sell additional products and services to current customers;

                  o our ability to upgrade current customers to new versions of our products;

                  o the renewal or non-renewal of annual maintenance contracts by our customers;

                  o the demand for professional services to implement our products and our efficiency in rendering such services;

                  o the announcement or introduction of new products or services by us or our competitors;

                  o changes in the pricing of our products and services or those of our competitors;

                  o variability in the mix of our product and services revenue in any quarter; and

                  o the amount and timing of operating expenses and capital expenditures relating to the business.

         Due to these and other factors, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of our future performance. If we are unable to meet the expectations of analysts and investors in the future, the price of our common stock would likely decline.





WE EXPECT TO EXPERIENCE SEASONALITY IN OUR SALES, WHICH COULD CAUSE OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE.


         We expect to experience seasonality in the licensing of our products and sales of our services. For example, revenue is typically lower in our first fiscal quarter due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers, as well as our sales commission structure. We also expect that revenue may decline during summer months, particularly in European markets. These seasonal variations in our revenue are likely to lead to fluctuations in our quarterly operating results.


OUR PRODUCTS HAVE A LONG SALES CYCLE, WHICH MAKES IT DIFFICULT TO PREDICT OUR QUARTERLY OPERATING RESULTS AND MAY CAUSE THESE RESULTS TO VARY SIGNIFICANTLY.

         The sales cycle for our products is long, typically from three to nine months, making it difficult to predict the quarter in which we may recognize revenue from a sale, if at all. Our lengthy sales cycle may cause license revenue and other operating results to vary significantly from period to period. Our products often are part of significant strategic decisions by our customers regarding their information systems. Accordingly, the decision to license our products typically requires significant pre-purchase evaluation. We spend substantial time providing information to prospective customers regarding the use and benefits of our products. During this evaluation period, we may expend significant funds in sales and marketing efforts. If anticipated sales from a specific customer for a particular quarter are not realized in that quarter, our operating results may be adversely affected.


THE DECLINE IN SPENDING ON INFORMATION TECHNOLOGY HAS IMPACTED DEMAND FOR OUR PRODUCTS AND SERVICES AND MAY ADVERSELY AFFECT FUTURE REVENUE.

         While the most recent economic indicators, including gross domestic product figures, reflect a possible turn around in economic activity from prior periods, many reports have indicated a continuing decline in spending by corporations in the area of information technology, the overall market in which we participate. While we cannot specifically correlate the impact of macro-economic conditions on our sales activities, we believe that the economic conditions have resulted in decreased demand in our market, and in particular, have increased the average length of our sales cycles and decreased the size of our license transactions. To the extent that the current economic climate worsens or that the global economy fails to improve or information technology spending in our market does not increase, the demand for our products and services, and therefore future revenue, may be further reduced. We may not be able to respond to future revenue reductions in a sufficiently timely manner to avoid increases in future losses. Even if the current decline abates, we cannot assure you that corporations will increase their information technology spending or that we will be able to maintain or improve revenue levels.

IF THE MARKET DOES NOT ACCEPT NIKU 6 OR IF WE ARE UNABLE TO CONTINUE TO INTRODUCE NEW PRODUCTS ON A TIMELY BASIS, OUR BUSINESS WILL SUFFER.


         We introduced a new release of our software called Niku 6 at the end of the third quarter of fiscal 2002. While the initial market acceptance of Niku 6 has been positive, we may experience delays in market penetration. In addition, we may experience delays in market acceptance of new products or product enhancements as we engage in marketing to our user base regarding the advantages and system requirements for the new version and as existing customers evaluate the advantages and disadvantages of upgrading to the new version. Further, the market for our products is new and likely to change rapidly. Our future success will depend on our ability to anticipate changing customer requirements effectively and in a timely manner and to offer products that meet these demands. The development of new or enhanced software products is a complex and uncertain process. We may experience design, development, testing and other difficulties that could delay or prevent the introduction of future products or product enhancements and could increase research and development costs.


WE ARE UNCERTAIN OF OUR ABILITY TO OBTAIN ADDITIONAL FINANCING FOR OUR FUTURE NEEDS.

         As of January 31, 2002, we had cash and cash equivalents of $51.6 million. We also had restricted cash in the amount of $14.5 million in the form of certain certificates of deposit securing letters of credit required for various leased facilities and equipment. In April 2002, our restricted cash increased by $6.3 million as a result of a bond we posted in connection with litigation regarding our former headquarters facility. We also had bank borrowings of $27.0 million as of January 31, 2002. The bank borrowings were repaid in full in February 2002. We believe that cash from operations and existing cash will be sufficient to meet our current expectations for working capital and expense requirements for at least the next twelve months based on, among other things, our current revenue and expense projections. However, in the long-term, we may need to raise additional funds in order to fund our business, expand our sales activities, develop new or enhance existing products, respond to competitive pressures and satisfy new obligations that may arise. We may also need to raise funds in the future to meet our working capital needs. Additional financing may not be available on terms favorable to us, or at all. While we significantly reduced our cash usage over the course of fiscal 2002, capital is critical to our business, and our inability to raise capital in the event of ongoing losses would have a material adverse effect on our business. If we issue additional equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of the then existing holders of our common stock.

FAILURE TO COLLECT OUR ACCOUNTS RECEIVABLE WOULD ADVERSELY AFFECT OUR CASH
FLOWS.

         Our cash flows are dependent upon the collection of our accounts receivable. As of January 31, 2002, our accounts receivable, net of allowance for doubtful accounts, was $12.6 million and our allowance for doubtful accounts was $3.0 million. While we significantly improved our collection of accounts receivable in fiscal 2002 and in the first quarter of fiscal 2003, the failure by our customers to pay or the delay by our customers in making payments would adversely affect our cash flows, which could have a material adverse effect on our business.

THE RESULTS OF LEGAL PROCEEDINGS COULD ADVERSELY AFFECT OUR BUSINESS.

         We are engaged in several legal proceedings. If the ultimate disposition of one or more of these proceedings is adverse to us, we could be required to pay substantial sums to other parties. Interim rulings in the proceedings could also adversely affect us. On April 15, 2002, a writ of attachment in the amount of $6.3 million was granted against us in legal proceedings relating to our former headquarters facility. The grant of this writ provides the owner of such facility with security in the event it prevails in the case. We provided security in the amount of $6.3 million in the form of a bond, in lieu of attachment. While such instrument is in place, our access to the funds covered thereby is restricted. Even if we ultimately prevail in the legal proceedings in which we are engaged, the costs of these proceedings could increase our expenses and materially and adversely affect our operating results.


DEFECTS IN OUR PRODUCTS COULD RESULT IN LOSS OF OR DELAY IN REVENUE, FAILURE TO ACHIEVE MARKET ACCEPTANCE AND INCREASED COSTS.

         Products as complex as those we offer or are developing frequently contain undetected defects or errors. Despite internal testing and testing by our customers or potential customers, defects or errors may occur in our existing or future products and services. From time to time in the past, versions of our software that have been delivered to customers have contained errors. In the future, if we are not able to detect and correct errors prior to release, we may experience a loss of or delay in revenue, failure to achieve market acceptance and increased costs to correct errors, any of which could significantly harm our business.

         Defects or errors could also result in tort or warranty claims. Warranty disclaimers and liability limitation clauses in our customer agreements may not be enforceable. Furthermore, our errors and omissions insurance may not adequately cover us for claims. If a court were to refuse to enforce the liability-limiting provisions of our contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, our business could be harmed.


TO DATE, FEW CUSTOMERS HAVE DEPLOYED THE NEW VERSION OF OUR SOFTWARE ON A LARGE SCALE, AND WE MAY EXPERIENCE CUSTOMER DISSATISFACTION AND LOST REVENUE IF THIS VERSION DOES NOT ACCOMMODATE LARGE-SCALE DEPLOYMENTS.

         Our software products must be able to accommodate substantial increases in the number of people using them. Our new products have not been tested in large-scale customer implementations by many customers. If our customers cannot successfully implement large-scale deployments, we could lose some or all of our existing customers and be unable to obtain new customers.


IMPLEMENTATION OF OUR PRODUCTS IS DIFFICULT, COSTLY AND TIME-CONSUMING, AND CUSTOMERS COULD BECOME DISSATISFIED IF THE IMPLEMENTATION REQUIRES MORE TIME, EXPENSE OR PERSONNEL THAN EXPECTED.

         Implementation of our products may be difficult, costly and time-consuming. Because we are one of the first companies to offer an applications suite for services organizations, many customers will be facing these implementation issues for the first time in the context of such software. Customers could become dissatisfied with our products if implementation requires more time, expense or personnel than they expected. Additionally, our losses could increase if, for customer satisfaction and reputational reasons, we do not bill our customers for time and expenses we incur in connection with these implementation issues, which would adversely affect our operating results.

         As part of the implementation, our products must integrate with many of our customers' existing computer systems and software programs. Integrating with a number of computer systems and software programs can be time-consuming and expensive and could lead to customer dissatisfaction and increased expenses.


MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES MAY SUFFER IF WE ARE UNABLE TO ENHANCE OUR PRODUCTS TO MEET THE RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY.

         Rapidly changing technology and standards may impede market acceptance of our products and services. Our new products have been designed based upon currently prevailing technologies such as extensible markup language, or XML, or extensible stylesheet language, or XSL. If new technologies emerge that are incompatible with our products, our products could become obsolete and our existing and potential customers might seek alternatives. We may not be able to adapt quickly to a new technology.

         Additionally, we design our products to work with databases such as Oracle Enterprise Server and SQL Server and operating systems such as Sun Solaris, Windows 2000 and NT and HP Unix. Any changes to those databases or systems, or increasing popularity of other databases or systems, might require us to modify our products or services and could cause us to delay releasing future products and enhancements. As a result, uncertainties related to the timing and nature of new product announcements or introductions or modifications by vendors of databases, operating systems, web servers and other enterprise and Internet-based applications could delay our product development, increase our research and development expenses and cause customers to delay evaluation, purchase and deployment of our products.


INTERNATIONAL ACTIVITIES EXPOSE US TO ADDITIONAL OPERATIONAL CHALLENGES THAT WE MIGHT NOT OTHERWISE FACE.


         International activities are a significant part of our business. In the year ended January 31, 2002, international revenue represented 47.5% of total revenue, compared to 18.7% of total revenue in the year ended January 31, 2001. International license revenue represented 47.6% of total license revenue in the year ended January 31, 2002, compared to 14.3% in the year ended January 31, 2001. In the first quarter of fiscal 2003, international license revenue decreased significantly as a percentage of total revenue.


         As we operate internationally, we are exposed to operational challenges that we would not face if we conducted our operations only in the United States. These include:


                  o        currency exchange rate fluctuations,
                           particularly if we sell our products in
                           denominations other than U.S. dollars;

                  o        longer sales cycles in international markets;

                  o seasonal fluctuations in purchasing patterns in other countries, particularly declining sales during summer months in European markets;

                  o tariffs, export controls and other trade barriers;

                  o difficulties in collecting accounts receivable in foreign countries;

                  o the burdens of complying with a wide variety of foreign laws;

                  o reduced protection for intellectual property rights in some countries, particularly in Asia; and

                  o the need to develop internationalized versions of our products and marketing and sales materials.


THERE IS COMPETITION IN OUR MARKET, WHICH COULD MAKE IT DIFFICULT TO ATTRACT CUSTOMERS, CAUSE US TO REDUCE PRICES AND RESULT IN REDUCED GROSS MARGINS OR LOSS OF MARKET SHARE.

         The market for our products and services is competitive, dynamic and subject to frequent technological changes. We expect the intensity of competition and the pace of change to increase in the future. Our products compete with products that have been developed by potential customers' in-house developers and IT departments and by a number of competitors offering products and services that vary in functionality. These include:


                  o enterprise software providers such as Oracle, Peoplesoft, SAP, Siebel Systems, Lawson and JD Edwards;

                  o        providers of project management software; and

                  o providers of professional services automation software.


         A number of companies offer products that provide some of the functionality of our products. We do not believe that any one company has a dominant position in our market as a whole. However, we may not be able to maintain our competitive position against current or potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Competitors with greater resources may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distributors, resellers or other strategic partners. We expect additional competition from other established and emerging companies as the market for our software continues to develop. We may not be able to compete successfully against current and future competitors.

WE DEPEND ON IMPLEMENTATION, MARKETING AND TECHNOLOGY RELATIONSHIPS; IF OUR CURRENT AND FUTURE RELATIONSHIPS ARE NOT SUCCESSFUL, OUR BUSINESS MIGHT BE HARMED.

         We rely on implementation, marketing and technology relationships with a variety of companies. These implementation, marketing and technology relationships include relationships with:


                  o        consulting firms;

                  o third-party hardware vendors, such as Sun and Hewlett-Packard; and

                  o third-party software vendors, such as Actuate, Ironflare, Microsoft, Oracle, Sun and Verity, whose products or technologies, such as reporting engines, application servers, operating systems, databases and search engines, we incorporate into or integrate with our products.


         We depend on these companies to implement our products for customers, promote our products, provide our direct sales force with customer leads and provide enhanced functionality to our products. Some of these relationships are not documented in writing, or are governed by agreements that can be terminated by either party with little or no penalty or prior notice and do not provide for minimum payments to us. Companies with which we have an implementation, marketing or technology relationship may promote products or services of several different companies, including, in some cases, products or services that compete with our products and services. These companies may not devote adequate resources to selling or promoting our products and services. We may not be able to maintain these relationships or enter into additional relationships in the future.


WE WILL CONTINUE TO INCUR STOCK-BASED COMPENSATION EXPENSE IN FUTURE PERIODS.

         We will continue to incur stock-based compensation expense in future periods, which represents non-cash charges incurred as a result of the issuance of stock and stock options below fair market value. On November 12, 2001, our board of directors, acting pursuant to existing terms of our stock options plans, approved a repricing of approximately 8.9 million outstanding stock options with exercise prices above $0.75. The exercise prices of such stock options were repriced to $0.75, which was the fair market value of our stock on November 12, 2001. This resulted in an additional $5.4 million of stock-based compensation in the fourth quarter of fiscal 2002, a majority of which was reversed in the first quarter of fiscal 2003 due to a decline in our stock price during such quarter. Options held by our chief executive officer, executive vice president, strategy and planning, board of directors and non-employees were not repriced. To the extent that our stock price increases in future periods, we will need to record additional stock-based compensation expense.


THE MARKET PRICE FOR OUR COMMON STOCK IS VOLATILE AND COULD RESULT IN A DECLINE IN THE VALUE OF YOUR INVESTMENT.


         The market price of our common stock is extremely volatile. The value of your investment in our common stock could decline due to the impact of any of the following factors upon the market price of our common stock:

                  o variation in our quarterly operating results, including our inability to increase revenues;

                  o        changes in our cash flows;

                  o announcements of new product or service offerings by us or our competitors;

                  o announcement of new customer relationships by us or our competitors;

                  o changes in market valuations of comparable companies;

                  o developments in litigations in which we are involved;

                  o additions to, or departures of, our executive officers; and

                  o conditions and trends in the software and information technology industries.


         Further, the stock markets, particularly the Nasdaq National Market on which our common stock is listed, have experienced substantial price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many technology companies and have often been unrelated or disproportionate to the operating performance of these companies.




WE MIGHT NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

         We regard substantial elements of our products as proprietary and attempt to protect them by relying on patent, trademark, service mark, copyright and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Any steps we take to protect our intellectual property may be inadequate, time-consuming and expensive. We may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could harm our business.

         It is possible that no patents will issue from our current or future patent applications. Any patents that do issue may not provide us with any competitive advantages over, or may be challenged by, third parties. We have applied for, but have not received, registration of, among other marks, the Niku logo with the U.S. Patent and Trademark Office. We rely on copyright laws with respect to our software, but we have not registered any copyright with any government entity with respect to our software.

         Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in software are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright and trade secret protection may not be available in every country in which our products are distributed or made available. Furthermore, our competitors may independently develop similar technologies that substantially limit the value of our intellectual property or design around patents issued to us.

THIRD PARTIES MIGHT BRING INFRINGEMENT CLAIMS AGAINST US OR OUR CUSTOMERS THAT COULD HARM OUR BUSINESS.

         In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, particularly in the software industry. We could become subject to intellectual property infringement claims as the number of our competitors grows and our products and services increasingly overlap with competitive offerings. In addition, as part of our product licenses, we agree to indemnify our customers against claims that our products infringe upon the intellectual property rights of others. These claims, even if not meritorious, could be expensive and divert management's attention from operating our business. We could incur substantial costs in defending ourselves and our customers against infringement claims. If we become liable to third parties for infringement of their intellectual property rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain one or more licenses for us and our customers from third parties or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license at a reasonable cost, or at all.


PROVISIONS OF DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD DELAY OR PREVENT A TAKEOVER OF US, EVEN IF DOING SO WOULD BENEFIT OUR STOCKHOLDERS.


         Provisions of Delaware law, our certificate of incorporation and bylaws could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our stockholders. These provisions include:


                  o authorizing the issuance of preferred stock without stockholder approval;

                  o providing for a classified board of directors with staggered, three-year terms;

                  o prohibiting cumulative voting in the election of directors;

                  o requiring two-thirds of the outstanding shares to approve amendments to some provisions of our certificate of incorporation and bylaws;

                  o requiring a majority of the stockholders to call stockholders meetings; and

                  o prohibiting stockholder actions by written consent.


                              USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the proceeds of the sale of the shares. However, we will pay all reasonable costs and expenses incurred by us or the selling stockholders in connection with the registration of the shares under the Securities Act.


                            SELLING STOCKHOLDERS

         This prospectus relates to the sale by the selling stockholders from time to time of up to 400,000 shares of our common stock. However, the selling stockholders are not obligated to, and may not sell any of the shares.

         The shares covered hereby were acquired by the selling stockholders in settlement of a dispute between the principals of the selling stockholders and Niku Corporation relating to consulting agreements entered into between the principals of the selling stockholders and Niku Corporation in connection with the acquisition of ABT Corporation by Niku Corporation in August 2000.


         The table below sets forth certain information regarding the selling stockholders as of April 30, 2002. The table below sets forth the names of the selling stockholders, the number of shares owned, directly and beneficially, by such stockholders, the number of shares being offered by the selling stockholders and the number of shares of our common stock the selling stockholders will hold after the offering, assuming the other shares are not sold from time to time.



----------------------------------------------------------------------------------------------------------------------------
                                      Shares Held     Percent Held                                           Percent Held
                                      Prior to the    Prior to the     Shares Being                           after the
        Selling Stockholder             Offering      Offering (1)       Offered        Shares Remaining     Offering (1)
----------------------------------------------------------------------------------------------------------------------------
Avissa Corporation                      200,000            *             200,000              ___                 *
----------------------------------------------------------------------------------------------------------------------------
ITConsulting, Inc.                      200,000            *             200,000              ___                 *
----------------------------------------------------------------------------------------------------------------------------
              Total:                    400,000            *             400,000              ___                 *
----------------------------------------------------------------------------------------------------------------------------

         *        Less than 1%.

         (1) Percentages are based on 74,278,893 shares outstanding as of April 30, 2002.


         This prospectus also covers any additional shares of common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving the common stock, in order to prevent dilution.


         The selling stockholders acquired their shares being sold in this offering from us on February 7, 2002 in a private placement exempt from registration under the Securities Act of 1933 pursuant to Regulation D and/or Section 4(2) of the Securities Act.



                            PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered here. The shares will be offered on the Nasdaq National Market System or in privately negotiated transactions. The selling stockholders may sell the shares registered here in one or more of the following methods:


                  o cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

                  o purchases by a broker, dealer or underwriter as principal and resale by such broker, dealer or underwriter for its own account pursuant to this prospectus;

                  o "at the market" to or through market makers or into an existing market for the shares;

                  o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

                  o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

                  o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

                  o any combination of the foregoing, or by any other legally available means.



         The selling stockholders may also enter into option or other transactions with brokers or dealers that require the delivery by these brokers or dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. In addition, a selling stockholder may pledge its shares to brokers or dealers or other financial institutions. Upon a default by a selling stockholder, the brokers, dealers or financial institutions may offer and sell the pledged shares.

         In connection with the sale of shares, underwriters may receive compensation from the selling stockholders, and, if acting as agent for the purchaser of such shares, from such purchaser, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of shares may be deemed to be underwriters and any discounts or commissions received by them from the selling stockholders and any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. At such time that the selling stockholders elects to make an offer of shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling stockholders and any other required information.

         Under agreements which may be entered into by the selling stockholders, underwriters who participate in the distribution of shares may be entitled to indemnification by the selling stockholders against certain liabilities, including liabilities under the Securities Act.

         Some of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

         The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell any or all of the shares.

         We will pay all reasonable costs and expenses incurred by us or the selling stockholders in connection with the registration of the shares under the Securities Act, including all registration and filing fees and our legal fees.

         We agreed with the selling stockholders to keep the registration statement effective until the shares being offered by this prospectus may be sold without registration or restriction pursuant to Rule 144(k) promulgated under the Securities Act, or, if earlier, until the distribution contemplated in this prospectus has been completed.


                             VALIDITY OF SHARES

         The validity of the shares of common stock being registered is being passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.


                                  EXPERTS


         The consolidated financial statements and the related consolidated financial statement schedule as of January 31, 2002 and 2001 and for each of the three years in the period ended January 31, 2002 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended January 31, 2002 have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                           AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we must file reports and other information with the Securities and Exchange Commission. All reports and other information, filed with the SEC are available to you over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any documents we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C., or at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for more information about the SEC's public reference facilities. You also may find information about us at our website, http://www.niku.com.

         We have filed a registration statement on Form S-3 with the SEC under the Securities Act covering the shares offered here. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement. Certain items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete. You may read the contracts, agreements and other documents attached to the registration statement for a more complete description of the agreements, contracts and other documents.


                                  PART II
                 INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following are the estimated expenses to be incurred in connection with the issuance and distribution of the shares registered under this registration statement:


    Securities and Exchange Commission Registration Fee         $           67
    Legal Fees and Expenses                                             20,000
    Accounting Fees and Expenses                                         1,000
    Miscellaneous                                                           --
                                                                ---------------
             Total                                              $       21,067


         We will pay all such expenses. All amounts are estimated except the SEC registration fee.

Item 15. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Certificate of Incorporation and Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into Indemnification Agreements with our directors. We also have purchased and maintained insurance for our officers, directors, employees or agents against liabilities that an officer, a director, an employee or an agent may incur in his or her capacity as such.

Item 16. Exhibits


Exhibit
Number            Description of Exhibit
-------           ----------------------
5.1*              Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the shares.

23.1* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).


23.2              Consent of KPMG LLP.



*   Previously filed.



Item 17. Undertakings

         We hereby undertake:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by us pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of our employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 15 or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Niku Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, California, on May 23, 2002.


                                             Niku Corporation



                                             By: /s/ Farzad Dibachi
                                                 ----------------------
                                                 Name:  Farzad Dibachi
                                                 Title: Chief Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, as of May 23, 2002.

Signature                                    Title
---------                                    -----



/s/ Farzad Dibachi                    Chief Executive Officer and Chairman of
----------------------                the Board of Directors
Farzad Dibachi




/s/ Joshua Pickus                     Chief Financial Officer (Principal
----------------------                Financial Officer and Principal
Joshua Pickus                         Accounting Officer)




 *                                    Director
----------------------
Frank Gill



 *                                    Director
----------------------
Edward Thompson



 *                                    Director
----------------------
Val Vaden




 * By: /s/ Joshua Pickus
      ------------------
      Joshua Pickus
      Attorney-in-Fact




                           Index to the Exhibits


Exhibit
Number            Description of Exhibit
-------           ----------------------
5.1*              Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                  regarding the validity of the shares.

23.1* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).


23.2              Consent of KPMG LLP.



*  Previously filed.